BAZI® APPOINTS DEBBIE WILDRICK CHIEF EXECUTIVE OFFICER

30-Year Industry Veteran to Lead Company’s Growth

DENVER, CO – (PR NEWSIRE) – June 28, 2011 – BAZIInternational, Inc. (OTC Bulletin Board: BAZI) announced today the appointment of Debbie Wildrick as the Company’s Chief Executive Officer.  In her new role, Wildrick will oversee the Company’s overall vision and strategy, operations, and the brand’s global sales growth and brand direction.

“We are honored to promote Debbie Wildrick to the position of CEO.  In six short months, Debbie has positioned BAZI for exponential growth.   As President, I look forward to building a world class brand under Debbie’s leadership.” said Kevin Sherman. “I have been most impressed with her absolute breadth of the beverage industry in its entirety and for this reason both I and the board of director’s believe Debbie is best equipped to lead the organization in all aspects of management and ultimately increasing shareholder value.”

In just six short months, Ms. Wildrick has repositioned the brand, executed against both key national and regional retailers and distributors, and built an integrated marketing plan emphasizing internet, social media, and guerilla tactics all leading toward sales at both retail and e-commerce.

“After having been involved in growing successful start-ups and building brands from inception, I am confident I can lead the Company and the brand to success.   With thirty years’ experience in the industry, I will be able to lead all aspects of the Company and even more importantly, build a brand, which I see as clearly differentiated.  As a personal practitioner of a healthy lifestyle and a passion for functional food and beverage, I am confident that BAZI is positioned to be the leading brand in the health and wellness sector and will provide a healthy alternative to the many products that cannot deliver the health benefits BAZI provides,” stated Wildrick.

Ms. Wildrick brings 30 years of beverage experience to BAZI with her former leadership roles at Fortune 500 companies including 7-Eleven, Inc. and Tropicana North America (Pepsico).    Her leadership roles include a strong background in building start-up brands including FRS Healthy Energy and Sundance Juice Sparklers, a brand that she helped grow to 100 million dollars in the early 1990s.  She has also worked with leading companies in the industry to include The McLane Company, Exxon/Mobil, Target, GNC, Rite Aid, Safeway, Wyndham Hotels and many others.   Before joining BAZI, Ms. Wildrick built a successful consulting business dedicated to helping new and emerging brands maximize their potential by driving sales and profitability.

In addition to her robust career, Ms. Wildrick has served as the education chair of the Network of Executive Women for more than six years. She is a regular panelist, speaker and columnist for BevNet, the leading beverage-oriented media company, producing a web site, print magazine and live conference series.  Ms. Wildrick was president of the Association of Women Executives in 2003 and 2004 and is a graduate of the Cornell Food Executive Program.

ABOUT BAZI®

BAZI International, Inc. is a provider of healthy energy shots designed to help enhance physical health and overall performance.  BAZI® is a concentrated energy shot with eight super fruits, including jujube, acai, mangosteen, goji, pomegranate, blueberry, raspberry and seabuckthorn, plus a variety of phytonutrients, antioxidants, vitamins and trace minerals, supporting the critical nutrition needed daily in a convenient, great tasting 2 ounce shot.  BAZI's commitment to quality, science and research has earned the company a loyal following of world-class athletes and an elite list of endorsers, including Olympic athletes.  For more information about BAZI®, please visit www.drinkBAZI.com.

Forward-Looking Statement:

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995.  Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to BAZI

International, Inc. are intended to identify such forward-looking statements.   Statements  in this release that are forward  looking  involve known and unknown risks and  uncertainties,  which  may cause  the Company's  actual  results  in future periods  to be  materially  different  from any future  performance  that may be suggested in this news  release.  Such factors may include, but are not limited to: the ability to of the Company to continue as a going concern given its deteriorating cash position; the Company's need to raise additional capital, and whether that capital is available on acceptable terms, if at all; and the Company's ability to achieve positive cash flow given the Company's existing and anticipated operating and other costs, and current sales trends.  Many of these risks and uncertainties are beyond the Company's control.  Reference  is  made  to  the discussion of risk factors  detailed in The Company's  filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

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